Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-3 (File Nos. 333-195806, 333-193330, 333-184173, 333-173752, 333-168485, 333-76151, and 333-15989) and Form S-8 (Nos. 333-217814, 333-183317, 333-198716, 333-183317, 333-158323, 333-153110, 333-130640, 333-130636, 333-119219, 333-21053, and 333-05143) of our report dated March 31, 2017, except for Note 3, as to which the date is December 15, 2017, which includes explanatory paragraphs as to our audit of adjustments to retroactively apply discontinued operations reporting related to the sale of certain assets to Cardinal Health 414, LLC that occurred subsequent to December 31, 2016, to the 2015 and 2014 financial statements which were audited by other auditors, with respect to our audit of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2016 and for the year then ended and our report dated March 31, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Navidea Biopharmaceuticals, Inc. as of December 31, 2016, which reports are included in this Current Report on Form 8-K of Navidea Biopharmaceuticals, Inc.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

New Haven, CT

December 15, 2017